UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 8, 2016

ALBANY INTERNATIONAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	1-10026	14-0462060
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

216 Airport Drive, Rochester, NH	03867
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (518) 445-2200

None
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Item 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

Item 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION

On April 8, 2016, Albany International Corp. ("the Company") entered into a $550 million, unsecured Five-Year Revolving Credit Facility Agreement (the "New Agreement") with JPMorgan Chase Bank, N.A., as Administrative Agent (the “Agent”) and other lenders. JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC acted as Co-Lead Arrangers and Joint Bookrunners for the syndication of the New Agreement. The Bank of Tokyo- Mitsubishi UFJ, Ltd. acted as Co-Lead Arrangers, while the Bank of America, N.A., Wells Fargo Bank, National Association and The Bank of Tokyo-Mitsubishi UFJ, Ltd acted as Co-Syndication Agents. The other lenders participating in the New Agreement are The Branch Banking and Trust Company and Citizens Bank, N.A. (who acted as Documentation Agents) as well as TD Bank, N.A., Nordea Bank Finland Plc and First Niagara Bank, N.A. The New Agreement amends and restates a $400 million five-year facility agreement dated June 18, 2015 (the "Old Agreement"), with the same Agent and many of the same Lenders.

The New Agreement contains customary terms, as well as affirmative covenants, negative covenants and events of default comparable to those in the Old Agreement. The Borrowings are guaranteed by certain of the Company's subsidiaries, including all significant U.S. subsidiaries (subject to certain exceptions), as were borrowings under the Old Agreement.

The applicable interest rate for borrowings under the New Agreement, as well as under the Old Agreement, is LIBOR plus a spread, based on the Registrant’s leverage ratio at the time of borrowing. Spreads under the New Agreement are the same as those under the Old Agreement. The applicable interest rate for borrowings on April 8 was LIBOR plus 150.0 basis points (or 1.95% for a one-month borrowing).

On May 20, 2013 and July 16, 2015 we entered into hedging transactions that had the effect of fixing the LIBOR portion of the interest rate before addition of the spread on $110 million to $120 million of borrowings drawn, at the rate of 1.414% through March 16, 2018, and 2.43% from that date through June 16, 2020. These hedging agreements remain in effect for indebtedness drawn under the New Agreement. Under the terms of these transactions, the Company pays the fixed rate and the counterparties pay a floating rate based on the one-month LIBOR rate at each quarterly calculation date, which on April 8 was 0.44%. The net effect is to fix the effective interest rate on $110 million to $120 million of indebtedness at the swap rates, plus the applicable spread, until these swap agreements expire on June 16, 2020. On April 8, the applicable spread was 150.0 basis points, yielding an effective annual rate of 2.914% on the portion of debt covered by the swaps.

The Agent and certain of the Lenders or their affiliates have from time to time performed, and may in the future perform, various investment banking, financial advisory and other lending services for the Company and its affiliates, for which they have received and will receive customary fees.

A copy of the Agreement is being filed as an exhibit. A copy of the Old Agreement was previously filed as an exhibit to the Company's Current Report on Form 8-K filed June 24, 2015.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being furnished herewith:

10(k)(xvii)

$550 million Five-Year Revolving Credit Facility Agreement among Albany International Corp., the other Borrowers named therein, the Lenders Party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, dated as of April 8, 2016.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALBANY INTERNATIONAL CORP.

By: /s/ John B. Cozzolino

Name: John B. Cozzolino

Title: Chief Financial Officer and Treasurer

Date: April 8, 2016

Index to Exhibits

Exhibit No.	Description

10(k)(xvii)	$550 million Five-Year Revolving Credit Facility Agreement among Albany International Corp., the other Borrowers named therein, the Lenders Party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, dated as of April 8, 2016.